EXHIBIT 99.1

Scott's Liquid Gold-Inc. Announces Definitive Merger Agreement With Horizon Kinetics LLC

Greenwood Village, Colo., December 26, 2023—(Business Wire) —Scott’s Liquid Gold-Inc. (“Scott’s” or the “Company”) (OTC: SLGD) today announced it has entered into a definitive agreement to merge with Horizon Kinetics LLC (“Horizon Kinetics”), a privately-held investment management company, in an all-stock transaction. Murray Stahl, Co-Founder and Chief Executive Officer of Horizon Kinetics, is expected to serve as Chief Executive Officer of the combined entity.

As consideration for the ownership interests of Horizon Kinetics, Scott’s will issue to the current owners of Horizon Kinetics a number of shares equal to (a) the sum of (i) Horizon Kinetics’ net tangible assets at close, plus (ii) $200 million, for the value of the Horizon Kinetics operating asset management business, assuming its assets under management at close are between $6 billion and $8 billion, (b) divided by $1.25. For a complete description of the terms of the merger, including the calculation of the consideration, please refer to the merger agreement, attached as an exhibit to a Current Report on Form 8-K filed separately today with the Securities and Exchange Commission (“SEC”).

Dan Roller, Founder of Maran Capital Management, LLC, and Chairman of the Board of Scott’s, stated, “Horizon Kinetics has a storied history in the investment management industry, and we are thrilled to be partnering with their team on this transaction. I believe this combination will create meaningful shareholder value for all shareholders of the combined entity.”

Murray Stahl, Co-Founder and Chief Executive Officer of Horizon Kinetics, stated, “We are pleased to be working with the Scott’s team on this transaction and thank them for their continued partnership. Horizon Kinetics has reached a point in its growth pattern that becoming a publicly-traded company is in the best interests of its owners and clients. This new chapter will allow us to execute various strategic initiatives that are important to the firm’s continued growth and success.”

The transaction is expected to close in the second quarter of 2024, subject to standard closing conditions. Horizon Kinetics is seeking approval of the transaction from all of its members, and Scott’s will be seeking approval from its shareholders of 1) its conversion from a Colorado to a Delaware corporation, 2) an amendment to its charter to increase authorized shares of Company common stock, and 3) a change in the name of the Company.

The Company expects to file with the SEC a proxy statement containing full details of the proposed transaction, which will be delivered to the Company’s shareholders.

No Offer to Sell

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

Certain Information Regarding Participants

Scott’s and its directors and executive officers may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information about the directors and executive officers of Scott’s and the combined company will be set forth in the Company’s proxy statement to be filed with the SEC. You may obtain these documents (when they become available) free of charge through the website maintained by the SEC at http://www.sec.gov.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including statements regarding the merger with Horizon Kinetics, including the expected closing, the size and financial health of the combined company, the number of shares issuable in the merger and the percentage of the combined company expected to be owned by Scott’s current shareholders on a post-transaction basis, and the expected benefits from such transaction, including the creation of value for the shareholders of the combined company. All statements other than statements of historical facts contained herein, including the statements identified in the preceding sentence and other statements regarding our, Horizon Kinetics’ or the combined company’s future financial position and results of operations, liquidity, business strategy and plans and objectives of management for future operations, are forward-looking statements. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, Horizon Kinetics, or the combined company, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs as a combined company.

Important factors that could cause actual results to differ from those in the forward-looking statements include: the possibility that the merger does not close, including due to failure to satisfy closing conditions, including the failure of the parties to obtain required approvals in connection with the merger, or does not close within the expected timeframe; the possibility that anticipated benefits from the merger will not be realized, or will not be realized within the expected time period; and disruption from the merger making it more difficult to maintain business and operational relationships; among other risks.

Further information on risks we face is contained in our filings with the SEC, including our Form 10-K for the fiscal year ended December 31, 2022 and our Forms 10-Q for the fiscal quarters ended March 31, June 30 and September 30, 2023, and will be contained in our SEC filings in connection with the merger. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

About Horizon Kinetics LLC

Horizon Kinetics LLC, through its subsidiary investment manager, Horizon Kinetics Asset Management LLC, is an investment advisory firm with approximately $6.6 billion assets under management as of November 30, 2023. Horizon Kinetics provides independent proprietary research and investment advisory services for long-only and alternative value-based investing strategies. The firm has offices in New York City, White Plains, New York, and Summit, New Jersey. For more information, please visit http://www.horizonkinetics.com.

About Scott’s Liquid Gold-Inc.

Scott’s Liquid Gold-Inc. exists to positively impact consumers’ lives in the markets it serves while creating shareholder value. Scott’s develops, markets, and sells high-quality, high-value household products to mass merchandisers, supermarkets, hardware stores, and e-commerce retailers. For more information, please visit http://www.slginc.com.

Investor Relations Contact:

David Arndt

Chief Financial Officer

303.576.6027